ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis’ Commercial Partner Launches SYMJEPITM (epinephrine) in the US

San Diego, California – January 16, 2019 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced that its marketing and commercial partner, Sandoz Inc. (Sandoz), a Novartis division, has launched SYMJEPI™ (epinephrine) 0.3 mg Injection in the US market for the emergency treatment of allergic reactions (Type 1), including anaphylaxis. Sandoz is launching this medicine as an affordable, single-dose, pre-filled syringe alternative to epinephrine auto-injectors. Sandoz release

SYMJEPI will be rolled out via a phased launch and will initially be available in the institutional setting, an established channel where Sandoz Inc. has significant experience and knowledge, followed by introduction into the retail market.

SYMJEPI 0.3 mg Injection is indicated for the emergency treatment of allergic reactions (Type 1), including anaphylaxis, to stinging and biting insects, allergen immunotherapy, foods, drugs, diagnostic testing substances and other allergens, as well as idiopathic or exercise-induced anaphylaxis. SYMJEPI 0.3 mg Injection is intended for immediate administration in patients who weigh 66 pounds or more and are determined to be at an increased risk for anaphylaxis.

Dr. Dennis J. Carlo, President and Chief Executive Officer of Adamis Pharmaceuticals, stated, “This launch is a significant milestone in the history of our company. Both Symjepi 0.3 mg and Symjepi 0.15 mg products stem from Adamis’ commitment to develop and provide high quality, affordable treatment options to patients. With recent news of epinephrine product shortages in the US, we worked together with Sandoz in getting this potentially life-saving quality product into the market as quickly as possible. We are very excited to be partnered with Sandoz and anticipate a successful launch of this product.”

We are also working closely with Sandoz to prepare for the US launch of Symjepi 0.15 mg Injection, approved by the US Food and Drug Administration in September 2018, to treat patients who weigh between 33 and 65 pounds.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including respiratory disease and allergy. The company’s Symjepi (epinephrine) Injection 0.3mg and Symjepi (epinephrine) Injection 0.15 mg products were approved for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  Adamis previously announced a distribution and commercialization agreement with Sandoz, a division of Novartis Group, to market Symjepi in the U.S. Adamis is developing additional products, including a sublingual tadalafil product candidate for the treatment of erectile dysfunction, a naloxone injection product candidate for the treatment of opioid overdose, and a metered dose inhaler and dry powder inhaler product candidates for the treatment of asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express or relate to plans, anticipation, intent, contingencies, goals, targets or future development, or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the nature and success of launch and commercialization arrangements and activities for its Symjepi (epinephrine) Injection 0.3mg and Symjepi (epinephrine) Injection 0.15mg products; beliefs concerning the significance of the Symjepi launch to the company; the company’s beliefs concerning the ability of its products and product candidates to compete successfully in the market; the company’s beliefs concerning the safety and effectiveness of its products and product candidates; anticipated dates for commercial introduction of products into various markets; guidance regarding future periods; and other statements concerning our future operations and activities. Statements in this press release concerning future events depend on several factors beyond the company's control, including without limitation market conditions, the commercial success of launch of Symjepi into the institutional channel or any subsequent introductions in other markets, the absence of unexpected developments or delays, and unexpected safety or effectiveness developments. There are no assurances that launch of the Symjepi product into the institutional channel or any subsequent introductions in other markets will be successful. Any forward-looking statements in this press release are only predictions, are not guarantees, involve known and unknown risks, uncertainties and other factors, and concern matters that could subsequently differ materially from those described in this press release, which may cause Adamis' actual results to be materially different from those contemplated by these forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or revise any forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks, and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2017, and quarterly reports filed with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contacts:
Mark Flather
Senior Director, Investor Relations

& Corporate Communications

Adamis Pharmaceuticals Corporation
(858) 412-7951

mflather@adamispharma.com